Exhibit 10(nn)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of             , 2009, by and among Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Company”), and             (the “Indemnitee”).

WHEREAS, the Indemnitee is an officer or a member of the Board of Trustees of the Company and in such capacity is performing a valuable service for the Company;

WHEREAS, Maryland law permits the Company to enter into contracts with its officers or members of its Board of Trustees with respect to indemnification of, and advancement of expenses to, such persons;

WHEREAS, the Declaration of Trust of the Company (the “Declaration of Trust”) provides that each officer and trustee of the Company shall be indemnified by the Company to the maximum extent permitted by Maryland law in effect from time to time and shall be entitled to advancement of expenses consistent with Maryland law; and

WHEREAS, to induce the Indemnitee to provide services to the Company as an officer or a member of the Board of Trustees, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to or revocation of the Declaration of Trust or the Bylaws of the Company (“Bylaws”), the Company desires to provide the Indemnitee with protection against personal liability as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement:

(A)	“Change in Control” shall mean

i.	the dissolution or liquidation of the Company;

ii.	the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter;

iii.	a sale of all or substantially all of the assets of the Company to another person or entity;

iv.	any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or

v.

individuals who, as of the date hereof, constitute the Board of Trustees (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Trustees; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board of Trustees.

(B)	“Corporate Status” describes the status of a person who is or was a trustee or officer of the Company (or of any domestic or foreign predecessor entity of the Company in a merger, consolidation or other transaction in which the predecessor’s interest ceased upon consummation of the transaction) or is or was serving at the request of the Company (or any such predecessor entity) as a director, officer, partner (limited or general), member, manager, trustee, employee or agent of any other foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan. The Company (and any domestic or foreign predecessor entity of the Company in a merger, consolidation or other transaction in which the predecessor’s existence ceased upon consummation of the transaction) shall be deemed to have requested the Indemnitee to serve an employee benefit plan where the performance of the Indemnitee’s duties to the Company (or any such predecessor entity) also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnitee to the plan or participants or beneficiaries of the plan.

(C)	“Expenses” shall include all attorneys’ and paralegals’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(D)	“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, or any other proceeding, including appeals therefrom, whether civil, criminal, administrative, or investigative, except one initiated by the Indemnitee pursuant to paragraph 8 of this Agreement to enforce such Indemnitee’s rights under this Agreement.

(E)	“Special Legal Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, or in the past two years has been, retained to represent (i) the Company or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

2.	INDEMNIFICATION

The Company shall indemnify the Indemnitee (A) against any and all judgments, penalties, fines, settlements and reasonable Expenses actually incurred by or on behalf of the Indemnitee in connection with any threatened, pending or completed Proceeding (or any claim, issue or matter therein) to which the Indemnitee is, or is threatened to be made, a party by reason of the Indemnitee’s Corporate Status, subject to the terms and conditions of this Agreement, and (B) otherwise to the fullest extent permitted by Maryland law in effect on the date hereof and as amended from time to time (provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof). The Indemnitee shall not be entitled to indemnification under clause (A) of the preceding sentence if the Proceeding was one by or in the right of the Company and the Indemnitee shall have been adjudged to be liable to the Company. For purposes of clause (A) of the preceding sentence, excise taxes assessed on the Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines.

3.	EXPENSES OF A SUCCESSFUL PARTY

Without limiting the effect of any other provision of this Agreement and without regard to the provisions of paragraph 6 hereof, to the extent that the Indemnitee is, by reason of such Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding pursuant to a final non-appealable order, the Company shall indemnify the Indemnitee against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding pursuant to a final non-appealable order but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding pursuant to a final non-appealable order, the Company shall indemnify the Indemnitee against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this paragraph and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.	ADVANCEMENT OF EXPENSES

The Company shall advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding within 20 days after the receipt by the Company of a statement from the Indemnitee requesting such advance from time to time, whether prior to or after final disposition of such Proceeding. Such statement shall reasonably evidence the Expenses incurred or to be incurred by the Indemnitee and shall include or be preceded or accompanied by (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by this Agreement has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the standard of conduct has not been met. The undertaking required by clause (ii) of the immediately preceding sentence shall be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to financial ability to make the repayment.

5.	WITNESS EXPENSES

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of such Indemnitee’s Corporate Status, a witness for any reason in any Proceeding to which such Indemnitee is not a named defendant or respondent, such Indemnitee shall be indemnified by the Company against all Expenses actually incurred by or on behalf of such Indemnitee in connection therewith.

6.	DETERMINATION OF ENTITLEMENT TO AND AUTHORIZATION OF INDEMNIFICATION

(A)	To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including therewith such documentation and information reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.

(B)

Indemnification under this Agreement may not be made unless authorized for a specific Proceeding after a determination has been made in accordance with this Section 6(B) that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the following standard of conduct: the Company shall indemnify the Indemnitee in accordance with the provisions of paragraph 2 hereof, unless it is established that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (b) the Indemnitee actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Upon receipt by the Company of the Indemnitee’s written request for indemnification pursuant to subparagraph 6(A), a determination as to whether the applicable standard of conduct has been met shall be made within the period specified in paragraph 6(E): (i) if a Change in Control shall have occurred, by Special Legal Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to the Indemnitee, with Special Legal Counsel selected by the Indemnitee (unless the Indemnitee shall request that such determination be made by the person or persons and in the manner provided in clause (ii) of this paragraph 6(B), in which event the provisions of such clause (ii) shall apply) (If the Indemnitee selects Special Legal Counsel to make the determination under this clause (i), the Indemnitee shall give prompt written notice to the Company advising them of the identity of the Special Legal Counsel so selected); or (ii) if a Change in Control shall not have occurred, (A) by the Board of Trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the Proceeding, or, if such quorum cannot be obtained, then by a majority vote of a committee of the Board of Trustees consisting solely of two or more trustees not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Trustees in which the designated trustees who are parties may participate, (B) by Special Legal Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to the Indemnitee, with Special Legal Counsel selected by the Board of Trustees or a committee of the Board of Trustees by vote as set forth in subparagraph (ii)(A) of this paragraph 6(B), or, if the requisite quorum of the full Board of Trustees cannot be obtained therefor and the committee cannot be established, by a majority of the full Board of Trustees in which trustees who are parties to the Proceeding may participate (If the Company selects Special Legal Counsel to make the determination under this clause (ii), the Company shall give prompt written notice to the Indemnitee advising him or her of the identity of the Special Legal Counsel so selected) or (C) by the shareholders of the Company. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within 10 days after such determination. Authorization of indemnification and determination as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by Special Legal Counsel under clause (B) above, authorization of indemnification and determination as to reasonableness of Expenses shall be made in the manner specified under clause (B) above for the selection of such Special Legal Counsel.

(C)	The Indemnitee shall cooperate with the person or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee’s harmless therefrom.

(D)

In the event the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(B) hereof, the Indemnitee, or the Company, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the Company or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the grounds that the Special Legal Counsel so selected does not meet the requirements of “Special Legal Counsel” as defined in paragraph 1 of this Agreement. If such written objection is made, the Special Legal Counsel so selected may not serve as Special Legal Counsel until a court has determined that such objection is without merit. If, within 20 days after submission by the Indemnitee of a written request for indemnification pursuant to paragraph 6(A) hereof, no Special Legal Counsel shall have been selected or, if selected, shall have been objected to, either the Company or the Indemnitee may petition a court for resolution of any objection which shall have been made by the Company or the Indemnitee to the other’s selection of Special Legal Counsel and/or for the appointment as Special Legal Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Special Legal Counsel under paragraph 6(B) hereof. The Company shall pay all reasonable fees and expenses of Special Legal Counsel incurred in connection with acting pursuant to paragraph 6(B) hereof, and all reasonable fees and expenses incident to the selection of such Special Legal Counsel pursuant to this paragraph 6(D). In the event that a determination of entitlement to indemnification is to be made by Special Legal Counsel and such determination shall not have been made and delivered in a written opinion within 90 days after the receipt by the Company of the Indemnitee’s request in accordance with paragraph 6(A), upon the due commencement of any judicial proceeding in accordance with paragraph 8(A) of this Agreement, Special Legal Counsel shall be discharged and relieved of any further responsibility in such capacity.

(E)	If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. Such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or entity making said determination in good faith requires additional time for the obtaining or evaluating of documentation and/or information relating thereto. The foregoing provisions of this paragraph 6(E) shall not apply: (i) if the determination of entitlement to indemnification is to be made by the shareholders and if within 15 days after receipt by the Company of the request for such determination the Board of Trustees resolves to submit such determination to the shareholders for consideration at an annual or special meeting thereof to be held within 75 days after such receipt and such determination is made at such meeting, or (ii) if the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(B) of this Agreement.

7.	PRESUMPTIONS

(A)	In making a determination with respect to entitlement or authorization of indemnification hereunder, the person or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome such presumption.

(B)	The termination of any Proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

8.	REMEDIES

(A)	In the event that: (i) a determination is made in accordance with the provisions of paragraph 6 that the Indemnitee is not entitled to indemnification under this Agreement,

or (ii) advancement of reasonable Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction of such Indemnitee’s entitlement to such indemnification or advancement of Expenses.

(B)	In the event that a determination shall have been made pursuant to paragraph 6 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this paragraph 8 shall be conducted in all respects as a de novo trial on the merits. The fact that a determination had been made earlier pursuant to paragraph 6 of this Agreement that the Indemnitee was not entitled to indemnification shall not be taken into account in any judicial proceeding commenced pursuant to this paragraph 8 and the Indemnitee shall not be prejudiced in any way by reason of that adverse determination. In any judicial proceeding commenced pursuant to this paragraph 8, the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(C)	If a determination shall have been made or deemed to have been made pursuant to this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this paragraph 8, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(D)	The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

(E)	In the event that the Indemnitee, pursuant to this paragraph 8, seeks a judicial adjudication of such Indemnitee’s rights under, or to recover damages for breach of, this Agreement, if successful in whole or in part, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all reasonable Expenses actually incurred by such Indemnitee in such judicial adjudication.

9.	NOTIFICATION AND DEFENSE OF CLAIMS

The Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, but the failure so to notify the Company will not relieve the Company from any liability that the Company may have to Indemnitee under this Agreement unless the Company is materially prejudiced thereby. With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof:

(A)	The Company will be entitled to participate therein at its own expense.

(B)

Except as otherwise provided below, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of the Company’s election so to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and disbursements of such counsel incurred after notice from the Company of the

Company’s assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment by counsel by Indemnitee has been authorized by the Company, (b) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action, (c) such Proceeding seeks penalties or other relief against the Indemnitee with respect to which the Company could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration) or (d) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and disbursements of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have reached the conclusion specified in clause (b) above, or which involves penalties or other relief against Indemnitee of the type referred to in clause (c) above.

(C)	The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent. The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay consent to any proposed settlement.

10.	NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE SUBROGATION

(A)	The rights of indemnification and to receive advancement of reasonable Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Declaration of Trust, the Bylaws, any other agreement, a vote of shareholders, a resolution of the Board of Trustees or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee as a member of the Board of Trustees prior to such amendment, alteration or repeal.

(B)	To the extent that the Company maintains an insurance policy or policies providing liability insurance for trustees and officers of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available and upon any “Change in Control” the Company shall use commercially reasonable efforts to obtain or arrange for continuation and/or “tail” coverage for the Indemnitee to the maximum extent obtainable at such time.

(C)	In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(D)	The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

11.	CONTINUATION OF INDEMNITY

(A)

All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is an officer or a member of the Board of Trustees of the Company and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee’s Corporate

Status and during the period of statute of limitations for any act or omission occurring during the Indemnitee’s term of Corporate Status. This Agreement shall be binding upon the Company and its respective successors and assigns and shall inure to the benefit of the Indemnitee and such Indemnitee’s heirs, executors and administrators.

(B)	The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

12.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal, or unenforceable.

13.	EXCEPTION TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES

Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of reasonable Expenses under this Agreement with respect to any Proceeding initiated by such Indemnitee against the Company other than a proceeding commenced pursuant to paragraph 8.

14.	NOTICE TO THE COMPANY SHAREHOLDERS

Any indemnification of, or advancement of reasonable Expenses to, an Indemnitee in accordance with this Agreement, if arising out of a Proceeding by or in the right of the Company, shall be reported in writing to the shareholders of the Company with the notice of the next Company shareholders’ meeting or prior to the meeting.

15.	HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

16.	MODIFICATION AND WAIVER

No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17.	NOTICES

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:

If to the Indemnitee, to the address set forth in the records of the Company.

If to the Company, to:

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, Maryland 20850

Attention: General Counsel

or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

18.	GOVERNING LAW

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without application of the conflict of laws principles thereof.

19.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute an agreement binding on all of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

INDEMNITEE:

Name: